Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE THIRD-QUARTER EARNINGS INCREASE 18.6% TO $0.70 PER DILUTED SHARE ON 12.0% GROWTH IN REVENUE
 ______________________________
Operating Ratio Improves 120 Basis Points to 84.1%

THOMASVILLE, N.C. - (October 24, 2013) - Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the three-month and nine-month periods ended September 30, 2013. Revenue was $616.5 million for the quarter, a 12.0% increase from $550.5 million for the third quarter of 2012. Net income increased 17.8% to $60.1 million for the third quarter of 2013 from $51.0 million for the third quarter last year, while earnings per diluted share rose 18.6% to $0.70 from $0.59 for the prior-year quarter. Old Dominion's operating ratio improved to 84.1% for the third quarter of 2013 compared with 85.3% for the third quarter of 2012.

For the first nine months of 2013, revenue was $1.75 billion, up 9.0% from $1.60 billion for the first nine months of 2012. Net income increased 22.3% to $159.0 million for the first nine months of 2013 from $130.0 million for the same period in 2012, while earnings per diluted share grew 21.9% to $1.84 from $1.51. The Company's operating ratio improved to 85.0% for the first nine months of 2013 from 86.4% for the first nine months of 2012.

David S. Congdon, President and Chief Executive Officer of Old Dominion, commented, “Old Dominion continued to produce strong profitable growth during the third quarter of 2013 with an 18.6% increase in earnings per diluted share. Our results reflect our ongoing ability to win market share and increase revenue despite a period of slow economic growth. In addition, we maintained our pricing philosophy and focus on operating efficiencies, which contributed to the 120 basis-point improvement in our industry-leading operating ratio. Our success demonstrates the demand in our industry for superior service at a fair and equitable price, which is the value proposition we provide.

“Our revenue growth for the quarter was driven by a 9.6% increase in total tons, or a 7.9% increase in tons per day, and a 3.3% increase in revenue per hundredweight as compared with the third quarter of 2012. Revenue per hundredweight, excluding fuel surcharges, increased 3.6% and highlights the effectiveness of our yield management process, especially given the negative impact on this metric exerted by the 0.1% decline in average length of haul and 0.8% increase in weight per shipment. The combination of yield improvement and increased density led to the improvement in our operating ratio to 84.1%, which is a new third quarter record for our Company.

“Old Dominion continued to expand the capabilities of its service center network during the third quarter, as we opened new service centers in Crest Hill, Illinois and Rapid City, South Dakota. We also continued to add network capacity in anticipation of future growth by relocating and expanding three service centers during the quarter. Our capital expenditures, net of proceeds from sales, were $72.1 million for the quarter and $219.8 million for the

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ODFL Reports Third-Quarter Financial Results

October 24, 2013

first nine months of 2013 and were primarily funded by cash flow from operations. As a result, our ratio of total debt to capitalization decreased to 14.8% at September 30, 2013 from 22.3% at the end of the third quarter of 2012. We expect net capital expenditures for 2013 to be approximately $305 million, which includes $130 million for real estate and expansion projects at existing facilities; $150 million for tractors, trailers and other equipment; and $25 million for technology and other assets.”

Mr. Congdon concluded, “Our third-quarter operating and financial results extend our long-term record of producing profitable growth. We believe our success is directly attributable to a commitment by the entire Old Dominion team to our strategic foundation, which includes providing superior service at a fair and equitable price. In addition, we have invested heavily in our infrastructure, workforce, technology, equipment and service offerings, and have the necessary capital resources to continue to invest, which helps differentiate Old Dominion in the industry. As a result, we are well-positioned for future growth in market share and earnings, which we believe will create additional long-term value for our shareholders.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through November 23, 2013. A telephonic replay will also be available through November 7, 2013 at (719) 457-0820, Confirmation Number 1911778.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, such that our total overall pricing is sufficient to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including the inability to successfully consummate and integrate acquisitions, if any; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as economic recessions and downturns in customers' business cycles and shipping requirements; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, group health and group dental, including increased premiums, adverse loss development, increased self-insured retention levels, and claims in excess of coverage levels; (9) cost increases associated with employee benefits, including compliance obligations associated with the Patient Protection and Affordable Care Act; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) the availability and cost of replacement parts and new equipment, including any regulatory changes and supply constraints impacting the cost of these assets; (12) decreases in demand for, and the value of, used equipment; (13) the availability and cost of diesel fuel; (14) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (15) the costs and potential liabilities related to litigation and governmental proceedings; (16) the costs and potential adverse impact of non-compliance with rules issued by the Federal Motor Carrier Safety Administration; (17) seasonal trends in the less-than-truckload industry, including the possibility of harsh weather conditions; (18) our dependence on key employees; (19) the concentration of our stock ownership with the Congdon family; (20) the costs and potential adverse impact associated with future changes in accounting standards or practices; (21) the impact caused by potential disruptions to our information technology systems or our service center network; (22) damage to our reputation from the misuse of social media; (23) dilution to existing shareholders caused by any issuance of additional equity; and (24) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using

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ODFL Reports Third-Quarter Financial Results

October 24, 2013

information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL service and value-added logistics services from a single integrated organization. In addition to its core LTL services, the Company offers its customers a broad range of value-added services including international freight forwarding, ground and air expedited transportation, container delivery, truckload brokerage, supply chain consulting, warehousing and consumer household pickup and delivery.

OLD DOMINION FREIGHT LINE, INC.
Financial Highlights
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2013	2012	Chg.	2013	2012	Chg.
Revenue	$616,458	$550,511	12.0%	$1,745,178	$1,600,782	9.0%
Operating income	$98,076	$80,932	21.2%	$261,593	$217,738	20.1%
Operating ratio	84.1%	85.3%		85.0%	86.4%
Net income	$60,149	$51,044	17.8%	$158,957	$129,971	22.3%
Basic and diluted earnings per share	$0.70	$0.59	18.6%	$1.84	$1.51	21.9%
Basic and diluted weighted average shares outstanding	86,165	86,165	0.0%	86,165	86,165	0.0%

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ODFL Reports Third-Quarter Financial Results

October 24, 2013

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	Third Quarter				Year To Date
(In thousands, except per share amounts)	2013		2012		2013		2012

Revenue (1)	$616,458	100.0%	$550,511	100.0%	$1,745,178	100.0%	$1,600,782	100.0%

Operating expenses:
Salaries, wages & benefits	303,853	49.3%	270,907	49.2%	862,614	49.4%	797,398	49.8%
Operating supplies & expenses	96,792	15.7%	94,732	17.2%	287,610	16.5%	282,639	17.7%
General supplies & expenses	18,311	3.0%	14,507	2.7%	53,711	3.1%	44,596	2.8%
Operating taxes & licenses	18,155	2.9%	17,182	3.1%	53,406	3.1%	50,683	3.2%
Insurance & claims	8,395	1.4%	8,336	1.5%	23,267	1.3%	23,671	1.5%
Communications & utilities	5,726	0.9%	5,003	0.9%	17,215	1.0%	14,556	0.9%
Depreciation & amortization	32,914	5.3%	28,727	5.2%	93,265	5.4%	80,795	5.0%
Purchased transportation (1)	28,500	4.6%	24,252	4.4%	78,860	4.5%	70,754	4.4%
Building and office equipment rents	2,849	0.5%	3,393	0.6%	9,136	0.5%	10,118	0.6%
Miscellaneous expenses, net	2,887	0.5%	2,540	0.5%	4,501	0.2%	7,834	0.5%

Total operating expenses	518,382	84.1%	469,579	85.3%	1,483,585	85.0%	1,383,044	86.4%

Operating income	98,076	15.9%	80,932	14.7%	261,593	15.0%	217,738	13.6%

Non-operating expense (income):
Interest expense	2,479	0.4%	2,882	0.5%	7,282	0.5%	8,786	0.6%
Interest income	(45)	(0.0)%	(22)	(0.0)%	(101)	(0.0)%	(107)	(0.0)%
Other expense (income), net	389	0.0%	(289)	(0.0)%	797	0.0%	240	0.0%

Income before income taxes	95,253	15.5%	78,361	14.2%	253,615	14.5%	208,819	13.0%

Provision for income taxes	35,104	5.7%	27,317	4.9%	94,658	5.4%	78,848	4.9%

Net income	$60,149	9.8%	$51,044	9.3%	$158,957	9.1%	$129,971	8.1%

Earnings per share:
Basic and Diluted	$0.70		$0.59		$1.84		$1.51

Weighted average outstanding shares:
Basic and Diluted	86,165		86,165		86,165		86,165

(1) -
The costs of purchased transportation for certain truckload brokerage and international freight forwarding services, which were netted against revenue in 2012, meet the criteria to be presented separately in operating expenses in accordance with Accounting Standards Codification ("ASC") Topic 605, Revenue Recognition. As a result, our 2012 third quarter and year-to-date results include correcting adjustments to increase both revenue and purchased transportation of $6.0 million and $17.6 million, respectively, to conform to the current year presentation.

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ODFL Reports Third-Quarter Financial Results

October 24, 2013

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	Third Quarter			Year to Date
	2013	2012	% Chg.	2013	2012	% Chg.

Work days	64	63	1.6%	191	191	—%
Operating ratio	84.1%	85.3%		85.0%	86.4%
Intercity miles (1)	116,215	108,961	6.7%	332,007	315,976	5.1%
Total tons (1)	1,924	1,756	9.6%	5,519	5,194	6.3%
Total tons per day (1)	30.1	27.9	7.9%	28.9	27.2	6.3%
Total shipments (1)	2,170	1,996	8.7%	6,207	5,872	5.7%
Revenue per intercity mile	$5.30	$5.05	5.0%	$5.26	$5.07	3.7%
Revenue per hundredweight (2)	$16.12	$15.61	3.3%	$15.86	$15.42	2.9%
Revenue per hundredweight excluding fuel surcharges (2)	$13.54	$13.07	3.6%	$13.29	$12.89	3.1%
Revenue per shipment (2)	$285.70	$274.62	4.0%	$281.98	$272.70	3.4%
Revenue per shipment excluding fuel surcharges (2)	$240.00	$229.97	4.4%	$236.40	$227.97	3.7%
Weight per shipment (lbs.)	1,773	1,759	0.8%	1,778	1,769	0.5%
Average length of haul (miles)	938	939	(0.1)%	938	941	(0.3)%

(1) -	In thousands
(2) -	For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company's revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	September 30,	December 31,
(In thousands)	2013	2012

Cash and cash equivalents	$12,104	$12,857
Other current assets	321,172	262,171
Total current assets	333,276	275,028
Net property and equipment	1,508,617	1,379,305
Other assets	62,786	58,181
Total assets	$1,904,679	$1,712,514

Current maturities of long-term debt	$38,403	$38,978
Other current liabilities	210,408	186,161
Total current liabilities	248,811	225,139
Long-term debt	167,710	201,429
Other non-current liabilities	303,232	259,977
Total liabilities	719,753	686,545
Equity	1,184,926	1,025,969
Total liabilities & equity	$1,904,679	$1,712,514
Note: The financial and operating statistics in this press release are unaudited.

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